Exhibit 10.1

FIRST AMENDMENT TO
THE  HERSHEY COMPANY DEFERRED COMPENSATION PLAN
(Amended and restated as of October 1, 2007)

WHEREAS, The Hershey Company (the “Company”) currently maintains The Hershey Company Deferred Compensation Plan, amended and restated as of October 1, 2007 (the “Plan”);

WHEREAS, pursuant to the authority delegated to it by the Board of Directors of the Company (“Board”), the Employee Benefits Committee (the “Committee”) now considers it desirable to amend the Plan to make certain minor changes to the Plan that do not materially affect the Company’s liability and expense for the year; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, BE IT RESOLVED that, by virtue and in exercise of the power reserved to the Compensation and Executive Organization Committee of the Board by Section 8.1 of the Plan, and pursuant to the authority delegated to the Committee by the Board, the Plan is hereby amended, effective January 1, 2007, as follows:

1.	The last clause in Section 3.2 shall be amended to read as follows:

“the Company shall credit to such Participant’s Supplemental Match Contributions Sub-Account an amount, if any, determined under a., b., c., and d. below:”

2.	A new Section 3.2.c. is added to read as follows, and the former Section 3.2.c. shall be re-lettered as Section 3.2.d.:

c.           In addition to any amounts credited pursuant to Section 3.2.a. or b., (1) any amounts forfeited from the Participant’s matching contribution account in the 401(k) Plan due to application of the 401(k) Plan nondiscrimination tests, and/or (2) the additional amount of matching contributions that would have been contributed on behalf of the Participant under the 401(k) Plan for the Plan Year but for the imposition of any contribution limits by the Plan sponsor designed to ensure compliance with such nondiscrimination tests (and assuming the Participant would have contributed the amount necessary to maximize those matching contributions but for the contribution limits).

3.	The first sentence of Section 3.2.d. shall be amended to read as follows:

The amounts described in Sections 3.2.a., 3.2.b. and 3.2.c. above shall be credited to a Participant’s Supplemental Match Contributions Sub-Account as soon as administratively practicable following the last day of the Plan Year, provided that the Participant either (x) was employed on the last day of the Plan Year or (y) during the year he or she (1) terminated employment while at least age 55, (2) retired in accordance with the provisions of any applicable Company-sponsored qualified or nonqualified retirement plan or program, (3) became Disabled, or (4) died.

IN WITNESS WHEREOF, the Committee has caused this amendment to be executed this 2ND day of June, 2008.

EMPLOYEE BENEFITS COMMITTEE OF THE HERSHEY COMPANY By: /s/ Charlene H. Binder
Charlene H. Binder Senior Vice President, Chief People Officer Chair, Employee Benefits Committee